Exhibit 10.55
JEFFERSON-PILOT CORPORATION
DEFERRED FEE PLAN FOR NON-EMPLOYEE DIRECTORS
(As Amended and Restated November 5, 2008)
1.	Purpose.
The Deferred Fee Plan for Non-Employee Directors (the “Plan”) was designed to allow members of the Board of Directors of Jefferson-Pilot Corporation (the “Board”), prior to its merger with Lincoln National Corporation (“LNC”) on April 3, 2006, to defer fees otherwise payable to them until they retired or resigned from the Board. Simultaneous with the merger, LNC became the Plan sponsor.
The Plan is intended to comply with Internal Revenue Code (“Code”) section 409A and the official guidance issued thereunder. Notwithstanding any other provision in this Plan to the contrary, the Plan shall be interpreted, operated, and administered in a manner consistent with this intention.
2.	Eligibility and Participation.
Effective as of April 3, 2006, the Plan was frozen to new Directors. Prior to this freeze, each member of the Board who was not an employee of Jefferson-Pilot Corporation or any of its subsidiaries (the “JP”) was eligible to participate in Plan. Participants are any Directors with an account under the Plan.
3.	Deferred Fee Accounts: Recordkeeping and Investment.
(a) Recordkeeping. Prior to April 3, 2006, participating Directors elected to defer the receipt of all of part of their annual retainer and various meeting fees which would otherwise have been payable currently for services as a JP Director (“Fees”). Deferred fees were credited to separate deferred compensation accounts established by JP in the name of each participating Director. JP also established one or more “sub-accounts” representing the various investments offered under the Plan.
(b) Investment. Each Director shall designate the portion of his or her deferrals to be “notionally invested” in one of the two investment options offered under the Plan: an interest rate option and a phantom stock option.
Notional Investment. Each Plan account or sub-account is a bookkeeping device only, established for the sole purpose of crediting and tracking the notional investment of fees by Directors in the available investment options offered by the Plan.
Interest Rate Option. Deferrals notionally invested in the interest rate option shall be credited with interest for each year at a rate equal to the average of the rate of interest on seven year U.S. Treasury obligations as of the end of each of the twenty-four months prior to such year. Transfers between the interest rate investment option and the phantom stock unit investment option are not permitted.
Phantom Stock Option. Deferrals notionally originally invested in the phantom stock option were credited to the Director’s account in full and fractional units based on the fair market value of the common stock of JP on the original crediting date. Additional phantom units were and continue to be credited in amounts that are equivalent to dividends paid on the common stock, based on the fair market value of the common stock on the dividend payment date. Transfers between the phantom stock unit option and the interest rate investment option are not permitted. Prior to the distribution of the Director’s account allocable to the phantom stock option, and settlement of stock units with shares of LNC’s common stock, no voting rights or other rights of any kind associated with the ownership of LNC common stock shall inure to the Director.
On April 3, 2006, the unit of value underlying the phantom stock option—a share of JP common stock—was replaced with LNC common stock.
Equitable adjustments shall be made to reflect any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other relevant corporate change. Fair market value means (1) if and to the extent that the Corporation makes contributions to a Rabbi Trust as provided in Section 6(b) to purchase common stock on or about the date that Fees deferred hereunder are to be credited to Directors’ accounts, or such a Trust receives dividends on common stock held by the Trust, the actual cost per share including commissions paid by the Trust or (ii) otherwise, the closing price of the common stock based upon its consolidated trading as generally reported for a given date, or if there is no reported trading for that date, such closing price for the immediately preceding trading day.

4.	Distributions.
(a) Settlement. With respect to any Director’s investment in the interest rate option, distributions shall be made in cash. With respect to any Director’s investment in the phantom stock option, actual shares of LNC common stock will be issued in settlement of the account, with fractional shares paid in cash. Phantom units shall be valued at the fair market value of LNC common stock on the valuation date, as described in Section 4(b) below.
(b) Default Distribution Date and Form. Absent an alternative election pursuant to Section 4(c) below, the amounts credited to Plan accounts will be valued on the first day of the month that is thirteen (13) full months from the date of the Director’s Separation from Service as defined within the meaning of Code section 409A, and paid to the Director within six (6) weeks of the valuation date, but in no event later than 90 days after the valuation date. This is the Plan’s default distribution date. Amounts credited to the Director’s account(s) will be paid in a lump sum, in cash or in shares of LNC common stock as described in Section 4(a) above. This is the Plan’s default distribution form.
For purposes of this Plan, and subject to Code section 409A and the rules promulgated thereunder, a Director Separates from Service when the director retires, resigns, or otherwise ceases to provide services to LNC as a director. A Director has not Separated from Service if he or she remains a director of LNC or becomes a director of any corporation that, directly or indirectly, merges with, acquires or otherwise owns and controls more than fifty percent of the assets or common stock of LNC (“Successor Corporation”).
No alternative election made pursuant to this Section 4 may result in an impermissible acceleration of payment, including accelerations of payment as defined under Code section 409A. Such an election would be determined to be invalid, and the default distribution rules would apply.
(c) Alternative Elections.
Initial Elections. Initial Elections are not valid unless made by the Director on or before the earlier of retirement or resignation and December 31, 2008 and must be made at least 366 days prior to the Director’s default distribution date. Any Director who fails to make a valid Initial Election under this paragraph will be deemed to have chosen the default distribution form described in Section 4(a) as his or her Initial Election. A Director may not change the distribution date of his or her account through an Initial Election. The Director may choose an alternative distribution form, as described in Section 4(d) below, through an Initial Election.
Secondary Elections. A Director may make an alternative distribution date, and, if he/she chooses, an alternative distribution form (per Section 4(d) below) pursuant to a valid Secondary Election. A Secondary Election is not valid unless it meets the following two conditions: (1) it must be made at least 366 days prior to the Director’s default distribution date (elections may not take effect for twelve (12) months after the date on which the election is made); and (2) the Secondary Election must defer or delay payment of the Director’s benefit for at least five (5) years from the date specified in the Initial Election.
(d) Alternative Distribution Forms. A Director may elect one of the following installment options described below instead of the lump sum distribution option through an Initial or Secondary Election:
•	Five-year installment payments

•	Ten-year installment payments

•	Fifteen-year installment payments

•	Twenty-year installment payments

In the case where the Director’s account is paid out in installments pursuant to an Initial Election, the first installment will be valued on the first day of the month that is thirteen (13) full months from the date of the Director’s retirement or resignation, and paid to the Director within six (6) weeks of the valuation date, but in no event later than 90 days after the valuation date. Subsequent installments shall be valued on February 5th of each succeeding calendar year and paid to the Director within six (6) weeks of the valuation date, but in no event later than 90 days after the valuation date, until the entire account value is paid (with the exception of “Cash Outs” described in Section 4(g) below).
In the case where the Director’s account is paid out in installments pursuant to a Secondary Election, the first installment will be valued on the first day of the month that is at least five (5) years after the first day of the month that is thirteen (13) full months from the date of the Director’s retirement or resignation, and paid to the Director within six (6) weeks of the valuation date, but in no event later than 90 days after the valuation date. Subsequent installments shall be valued on February 5th of each succeeding calendar year and paid to the Director within six (6) weeks of the valuation date, but in no event later than 90 days after the valuation date, until the entire account value is paid (with the exception of “Cash Outs” described in Section 4(g) below).
(e) Distributions at Death. The Valuation Date for the Director’s account will be the date of the Director’s death. The Director’s account will be paid to the Director’s beneficiary in a lump sum as soon as administratively practicable after the Valuation Date, but in no event later than 90 days after the Director’s death. In the event of the death of the Director after his or her Separation from Service, the account will continue to be paid to the Director’s Beneficiary after the Director’s death in the distribution form in effect at the time of death. A Director shall designate his or her Beneficiary(ies) in a writing delivered to the Plan Administrator prior to death in accordance with procedures established by the Plan Administrator. In the event that a Director dies prior to his/her Benefit Commencement Date and has not properly designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution, such amount shall be distributed to the Director’s estate.
(f) Designation of Beneficiary. Each participating Director may designate from time to time any person or persons, natural or otherwise, as his beneficiary or beneficiaries to whom the amounts credited to his or her deferred account are to be paid if he or she dies before all such amounts have been paid. Each beneficiary designation shall be made on a form prescribed by LNC and shall be effective only when received by the Secretary of LNC during the Director’s lifetime. Each beneficiary designation received by the Secretary shall revoke all beneficiary designations previously made. The revocation of a designation shall not require the consent of any beneficiary. In the absence of an effective beneficiary designation or if payment can be made to no beneficiary, payment shall be made to the Director’s estate.
(g) Small Balance Cash-Out Rule. Notwithstanding any elections pursuant to this Section 4 to the contrary, if, beginning on January 1, 2009, with respect to a Director who has Separated from Service (as defined in Section 4(b)) the balance of the Director’s Plan account, together with any other account balance(s) in any other account plans covered by Code section 409A sponsored by LNC, is below the annual limit provided under Code section 402(g) ($15,500 for 2008, as adjusted) as of any valuation date, then the balance will be distributed to the Director in a lump sum as soon as administratively possible.
(h) Six-Month Delay for “Key Employees”. Notwithstanding any other provision of this Plan to the contrary, in the event a director is treated as a Key Employee as of the date of his or her Separation from Service, distributions to such director shall not be paid earlier than six (6) months after the date on which such director Separates from Service. A director will be generally be treated as a “Key Employee” as of his Separation from Service under Code Section 409A(a)(2)(B)(i) (e.g. as defined in Code Section 416(i) without regard for paragraph (5) thereof) if the director both owns 1% of LNC (including indirectly pursuant to the IRS rules as set forth in Section 318 of the Code), and the director’s annual compensation from LNC exceeds $150,000. Key Employees shall be determined in accordance with Code Section 409A using a December 31st determination date, which shall be effective for the 12-month period beginning on the April 1st following the determination date.
5.	Administration.
Plan Administrator. The Plan shall be administered by the Corporate Governance Committee of the Board of Directors of LNC (the “Committee”) or its delegate. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to interpret the provisions of the Plan, determine questions of eligibility, and to adopt rules and procedures for carrying out the intentions of the Plan. Decisions of the Committee shall be final and binding. Routine administration of the Plan is delegated by the Committee to the Senior Vice President of Human Resources.

6.	Claims.
General Administration. The Plan Administrator shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Plan Administrator shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Plan Administrator shall be final and conclusive and binding on any party. To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by LNC with respect to the Plan. The Plan Administrator may, from time to time, employ agents and delegate to such agents, including employees of LNC, such administrative duties as it sees fit. The Plan Administrator has delegated the review of claims and appeals for benefits under this Plan to the Benefit Appeals Committee of LNC’s Benefits Committee.
Claims for Benefits.
(a) Filing a Claim. A Director or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Appeals Committee or its delegate at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.
(b) Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Director, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Appeals Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
(c) Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Appeals Committee and will clearly set forth:
(i) the specific reason or reasons for the denial;
(ii) specific reference to pertinent Plan provisions on which the denial is based;
(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv) an explanation of the procedure for review of the denied or partially denied claim set forth below.
(d) Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Appeals Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Appeals Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e) Decision Upon Review. The Appeals Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
(i) the specific reason or reasons for the adverse determination;
(ii) specific reference to pertinent Plan provisions on which the adverse determination is based;
(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(iv) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures.
A decision will be rendered no more than 60 days after the Appeals Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Appeals Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.
(f) Finality of Determinations; Exhaustion of Remedies; Limitations Period. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Appeals Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.
Indemnification. To the extent not covered by insurance, LNC shall indemnify the Appeals Committee, each employee, officer, director, and agent of LNC, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that LNC shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.
7.	Miscellaneous.
(a) No assignment. The right of a Director or any beneficiary to his or her account under the Plan shall not be subject to assignment, alienation or pledge by the Director or beneficiary.
(b) Unfunded Status. LNC shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations under the Plan. LNC may establish one or more Rabbi Trusts for the purpose of meeting its obligations under the Plan. The Director and his or her designated beneficiary or beneficiaries shall not have any property interest whatsoever in a deferred account, in any specific assets of LNC or in any Rabbi Trust assets. Amounts deferred under the Plan, and any earnings/losses credited thereon, constitute an unsecured claim on the general assets of LNC. The right of a Director or his or her beneficiary to receive a distribution under the Plan shall be an unsecured (but legally enforceable) claim against the general assets of LNC as a general creditor. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by LNC for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of LNC and shall be available to its general creditors in the event of LNC’s bankruptcy or insolvency.

(c) Legal Notices. All notices to the Corporation under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.
(d) No Enlargement of Rights. No Director or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.
(e) Severability. In the event that any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.
(f) Governing Law. The Plan shall be governed and construed in accordance with the laws of the State of Indiana.
(g) Amendment or Termination of the Plan. This Plan may be amended or terminated by the Plan Administrator at any time and from time to time without the consent of any Director, but no amendment shall operate to give the Director, or his or her beneficiary, either directly or indirectly, any interest whatsoever in any funds or assets of LNC, except the right upon fulfillment of all terms and conditions set forth herein to receive the payments herein provided. Likewise, no amendment or termination of the Plan shall, in and of itself, result in the forfeiture of any benefit credited to a Director, or operate to materially reduce or diminish any benefit after payment of such benefit has begun. The Plan may be amended prospectively at any time.
IN WITNESS WHEREOF, the President and Chief Executive Officer of LNC executed this Plan as of this 5th day of November, 2008.

LINCOLN NATIONAL CORPORATION

By:	Dennis R. Glass
Its:	President and Chief Executive Officer